UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 3, 2006 (June 30, 2006)
Date of Report (Date of earliest event reported)
Unica Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51461 (Commission File No.)	04-3174345 (IRS Employer Identification No.)
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451-1379
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (781) 839-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.
On June 30, 2006, the Company entered into a settlement and patent license agreement with NetRatings, Inc. (“NetRatings”) to resolve the patent infringement lawsuit against Sane Solutions, LLC (“Sane”) alleging that Sane’s NetTracker software infringes upon certain patents owned by NetRatings. The Company completed its acquisition of Sane on March 22, 2006, and subsequent to the acquisition NetRatings amended the complaint adding the Company as a defendant to the lawsuit.
Under the terms of the agreement, the Company obtained a non-exclusive, world-wide perpetual license to certain patents owned by NetRatings and is required to pay a one-time fee of $1.5 million on July 3, 2006. The Company also is required to make a payment of $1.0 million to NetRatings in the event of a sale of the Company. In addition, in the event that the Company acquires certain specified companies, it may elect to extend the license granted by NetRatings under the agreement to cover the products, services and technology of such an acquired company by making additional payments to NetRatings based on the web analytics revenue of the acquired company during the twelve month period preceding such acquisition.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

UNICA CORPORATION
By:	/s/ Jonathan D. Salon
Jonathan D. Salon, Vice-President and General Counsel

July 3, 2006

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